Exhibit 2.3
                                                                     -----------


                               GENERAL PROVISIONS


1. DEPOSITS: All funds received in escrow seall be deposited with other escrow funds in an interest bearing general escrow account of Heritage Bank of Commerce until such time as Escrow Agent has been advised in writing or verbally as to investment instructions.

2. RESPONSIBILITY FOR DEPOSITED PROPERTY: Escrow Agent is not a party to, or bound by, any provisions contained in any Property which may be deposited under, evidenced by, or arise out of these instructions, and with respect thereto acts as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any Property or with respect to the form or execution of same, or the identity, authority or right of any person executing or depositing the same.

3. DEFAULTS: Escrow Agent shall not be required to take or be bound by notice of any default of any person, including any Principal, or to take any action with respect to such default whether or not such action involves any expense or liability, except as otherwise provided by the Escrow Instructions. These instructions shall not be subject to modification or rescission except upon receipt by Escrow Agent of written instructions from each of the Principals or their successors in interest, and no such rescission or modification shall be effective unless and until consented to by Escrow Agent in writing

4. NOTICES: Principals hereby indemnify and hold Escrow Agent harmless against any loss, liability, damage, cost or expense, including reasonable attorneys' fees, (a) related in any way to Escrow Agent's acting upon any notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be signed by Principals or any other proper person, and (b) incurred in connection with any act or thing done hereunder.

5. EXERCISE OF JUDGMENT: Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which Escrow Agent may do or refrain from doing in connection herewith, except its own negligence or willful misconduct. Escrow Agent shall have duties only to the Principals, and no person shall be deemed a third party beneficiary of these instructions.

6. ARBITRATION: Subject to the rights of Escrow Agent set forth in Disagreements Section below, if Principals, or any of them, or any other person shall have a dispute or controversy with, or claim against Escrow Agent, whether individual or joint, arising out of these instructions or otherwise, including without limitation, contract, tort or other claims, Principals and Escrow Agent agree that the same shall be arbitrated pursuant to the Rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Nothing in these instructions shall preclude any party from seeking equitable or other relief from a court of competent jurisdiction if such relief is unavailable pursuant to the Rules of the American Arbitration Association.

7. COUNSEL: Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of these instructions or Escrow Agent's duties there under, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel.

8. DISAGREEMENTS: In the event of any disagreement between the Principals, or any of them or any other person or persons whether or not named in these instructions, and adverse claims or demands are made in connection with or for any of the Property, Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand so long as such disagreement shall continue, and in so doing, Escrow Agent shall not be or become liable for damages or interest to the Principals, or any of them, or to any other person or persons for Escrow Agents' failure or refusal to comply with such conflicting or adverse claims or demands. Escrow Agent shall be entitled to continue to refrain and refuse to act until:

a. the rights of the adverse claimants have been fully adjudicated in a court assuming and having jurisdiction of the claimants and the Property; or

b. all differences shall have been adjusted by agreement, and Escrow Agent shall have been notified thereof in writing by all persons deemed by Escrow Agent, in its sole discretion, to have an interest therein.

9. In addition, Escrow Agent, in its sole discretioi, may file a suit in interpleader for the purpose of having the respective rights of all claimants adjudicated, and may deposit with the court all of the Property; and the Principals agree to pay all costs and counsel fees incurred by Escrow Agent in such action, said costs and fees to be included in the judgment in any such action.

10. INDEMNITY: In consideration of acceptance of this appointment by Escrow Agent, the Principals agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by Escrow Agent to any person, firm or corporation by reason of its having accepted same or in carrying out any of the terms hereof, and to reimburse Escrow Agent for all its expenses, including among other things, counsel fees and court costs incurred by reason of its position or actions taken pursuant to these Escrow Instructions. The Principals hereby agree that the Escrow Agent shall not be liable to any of them for any actions taken by Escrow agent pursuant to the terms hereof. For any act specified by the Principals to be performed by Escrow Agent within a stated period of time, the time to perform the act shall be counted from 8:30 a. m. on the business day next following the business day on which Escrow Agent actually receives notice authorizing the act. For purposes of these Escrow Instructions, a business day shall be from 8:30 A. M. to 5:00 P. M. on days excluding weekends and holidays observed by the Heritage Bank of Commerce.

11. FEES AND CHARGES: In the event that (a) Escrow Agent performs any service not specifically provided herein, or (b) there is an assignment or attachment of any interest in the subject matter of the escrow established hereby or any modification thereof, or (c) any dispute or controversy arises hereunder, or (d) Escrow Agent is named a party to, or intervenes in, any litigation, pertaining to this escrow or the subject matter thereof, Escrow Agent shall, in addition to fees and charges for ordinary services, be reasonably compensated therefore and reimbursed for all costs and expenses, including attorneys' fees, occasioned thereby. Escrow Agent shall have a first lien on the Property for such compensation and expenses, and the Principals agree to pay the same for its ordinary services hereunder.

          One Time Base Set Up Fee                           $3,920.00
          Annual Maintenance Fees due yearly                    300.00 ea.
          on the Anniversary date of these instructions
          (20% disc. for client relations)

     The Principals understand that Escrow Agent will charge additional fees, including premium hourly fees, for any services performed according to these Escrow Instructions, or any modification thereof, that involve concerted effort, employees working overtime, expedited handling of any aspect of the Escrow, or other similar services.

12. COURT ORDERS: Escrow Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by Escrow Agent. Escrow Agent shall not be liable to any of the parties hereto, their successors, heirs or personal representatives by reason of Escrow Agent's compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

13. ATTORNEY'S FEES: If any action be brought to interpret or enforce these instructions, or any part hereto, the Principals agree to pay to Escrow Agent all Escrow Agent's fees, accounting fees, special and extra service fees and other costs related to such action.

14. CANCELLATION: In the event the escrow established hereby is cancelled, the Principals shall nevertheless pay to the Escrow Agent the initial fee together with all costs and expenses of Escrow Agent. Notwithstanding anything in these instructions to the contrary, Escrow Agent may in its sole discretion, upon ten (10) days written notice to any of the Principals, resign as Escrow Agent and shall be entitled to reimbursement for those costs and expenses incurred to the date of such resignation. Upon cancellation by the Principals or resignation by Escrow Agent, after deducting Escrow Agent's fees, costs and expenses, tha balance of any funds or Property shall be returned to the respective Principals who shall have deposited the same.

15. GOVERNING LAW: This Agreement shall be construed and enforced pursuant to the law of the State of California.

16. SIGNATURES: These instructions may be executed in counterparts each of which so executed shall be deemed as original, irrespective of the date of its execution and delivery; and said counterparts together shall constitute one and the same instrument

EACH OF THE PRINCIPALS STATES THAT HE(SHE) HAS READ THE FOREGOING INSTRUCTIONS, UNDERSTANDS AND AGREES TO THEM AND ACKNOWLEDGES A RECEIPT OF A COPY OF THE SAME.


MEDICAL STAFFING NETWORK, INC.                  TRAVEL NURSE INTERNATIONAL, INC.

/s/ Robert J. Adamson                           /s/ Gary W. Fanger
--------------------------------                --------------------------------
By: Robert J. Adamson, President                By: Gary W. Fanger, President



Escrow Agent hereby acknowledges receipt of the Letter of Escrow Instructions, of which the foregoing is a copy, and upon receipt of the papers, money or property therein referred to, agrees in consideration of the foregoing to hold and dispose of the same in accordance with said instructions and upon the terms and conditions set forth.



Date:



HERITAGE BANK OF COMMERCE
CORPORATE ESCROW SERVICES, Escrow Agent



By: /s/ Chloe A. Flowers
    ---------------------------
    Chloe A. Flowers,
    Sr. Vice President